Exhibit T3A.2.15

State of Delaware Secretary of State Division of Corporations Delivered 02.45 PM 03/01/2022 Filed 02.45 PM 03/01/2022 SR 2022024714 - File Number 6646461	STATE OF DELAWARE CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Juniper Rx, LLC.

2.           The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

By:	/s/ Matthew Schroeder
Authorized Person

Name:	Matthew Schroeder
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